Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Tax-Managed Wealth Appreciation Strategy

A Special Meeting of the Stockholders of the AllianceBernstein Tax-Managed Wealth Appreciation Strategy (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005
Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

				Voted For	Withheld Authority
1. To elect eight Directors of
   the Fund, each such
   Director to hold office
   until his or her successor
   is duly elected and
   qualified.

Ruth Block			143,700,322	3,267,191
David H. Dievler		143,749,856	3,217,657
John H. Dobkin			143,808,620	3,158,893
Michael J. Downey		143,754,345	3,213,167
William H. Foulk, Jr.		143,715,894	3,251,619
D. James Guzy			143,456,329	3,511,184
Marc O. Mayer			143,789,990	3,177,523
Marshall C. Turner, Jr.		143,765,404	3,202,109


			    Voted For   Voted		      Broker
		            		Against   Abstained   Non-Votes

3.    To amend, eliminate,
      or reclassify as
      non-fundamental, the
      fundamental investment
      restrictions regarding:

3.A.  Diversification	    3,263,482	73,685	  40,426      1,425,422

3.B.  Issuing Senior
      Securities
      and Borrowing Money   3,271,737	73,963	  31,894      1,425,422

3.D.  Concentration of
      Investments	    3,298,400	71,090	  8,103	      1,425,422

3.E.  Real Estate and
      Companies That
      Deal In Real Estate   3,298,221	67,840	  11,534      1,425,422

3.F.  Commodity
      Contracts and
      Futures Contracts	    3,282,990	82,278	  12,326      1,425,422

3.G.  Loans		    3,255,020	105,378	  17,196      1,425,422

3.I.  Exercising Control    3,287,453	71,804	  18,337      1,425,422

3.N.  Pledging,
      Hypothecating,
      Mortgaging or
      Otherwise
      Encumbering Assets    3,295,342	74,284	  7,968	      1,425,422